EXHIBIT 16.1

[Letterhead of Samuel Klein and Company]

    August 22, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

                                                Re:      Strategy International Insurance Group, Inc.
                                                            Form 8-K/A

Gentlemen:

We have read Form 8-K/A dated January 19, 2005 of Strategy International Insurance Group, Inc. and we agree with the statements made in the first, third and fourth paragraphs of the section entitled “Changes in Registrant’s Certifying Accountant” of Item 4.01 of this report.  We have no basis to agree or disagree with the second paragraph of this section.

/s/ Samuel Klein and Company
Samuel Klein and Company
Certified Public Accountants

Newark, New Jersey

Members American Institute of Certified Public Accountants
www.samuelklein-cpa-rma.com